                                                                      Exhibit 13

                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                               EASTERN DIVISION


SAFETY-KLEEN CORPORATION,              )
                                       )
                Plaintiff,             )
                                       )
              v.                       )  No. 97 C 8003
                                       )
LAIDLAW ENVIRONMENTAL SERVICES, INC.,  )  Judge Joan B. Gottschall
                                       )
                Defendant.             )
_____________________________________  )
                                       )
LAIDLAW ENVIRONMENTAL SERVICES, INC.   )
and LES ACQUISITION, INC.,             )
                                       )
                Counterplaintiffs,     )
                                       )
              v.                       )
                                       )
SAFETY-KLEEN CORPORATION,              )
                                       )
                Counterdefendant, and  )
                                       )
RICHARD T. FARMER, PAUL D. SCHRAGE,    )
DONALD W. BRINCKMAN, MARCIA E.         )
WILLIAMS, W. GORDON WOOD, RUSSELL A.   )
GWILLIM, EDGAR D. JANNOTA and          )
KARL G. OTZEN,                         )
                                       )
                Counterdefendants.     )


                    VERIFIED ANSWER, AFFIRMATIVE DEFENSES,
                              AND COUNTERCLAIM OF
        LAIDLAW ENVIRONMENTAL SERVICES, INC. AND LES ACQUISITION, INC.
        --------------------------------------------------------------

     Defendant Laidlaw Environmental Services, Inc. ("Laidlaw Environmental") answers the Complaint of plaintiff Safety-Kleen Corporation ("Safety-Kleen"), as follows:

                                   Complaint
                                   ---------

     On November 13, 1997, Laidlaw demanded the right to inspect and copy Safety-Kleen's record of shareholders to solicit proxies and communicate with shareholders regarding Laidlaw's exchange offer for Safety-Kleen stock, made that same day. The securities that comprise a substantial portion of the consideration in the exchange offer have not yet been registered with the Securities and Exchange Commission. Accordingly, Laidlaw is barred by Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. (S) 77e(b)(1), from communicating with Safety-Kleen's shareholders about those securities through written means other than through a prospectus complying with Sections 5(b)(1) and 10 of the Securities Act of 1933, 15 U.S.C. (S)(S) 77e(b)(1) and 77j. To require Safety-Kleen to provide its shareholder list under these circumstances would be to require Safety-Kleen to facilitate a violation of the federal securities laws. Safety-Kleen therefore seeks a declaration from this Court that it need not provide Laidlaw with access to its shareholder lists. This is a problem of Laidlaw with access to its shareholder lists. This is a problem of Laidlaw's own creation since Laidlaw did not have to initiate the calling of a special meeting before its securities were subject to an effective registration statement.

     Safety-Kleen further seeks a declaration from this Court that Laidlaw's request for a shareholder meeting regarding its voting rights under Wis. Stat. (S) 180.1150 fails to satisfy the notice requirements of Wis. Stat.
     (S) 180.1150(4)(e), which requires detailed disclosure of the financing arrangements for its exchange offer.

                                    Answer
                                    ------
     The Complaint purports to set forth a "Summary" of its contents. This "Summary" fails to comply with the requirements of Rule 10(b) of the Federal Rules of Civil Procedure, and thus no answer is required.

                                Complaint (P)1
                                --------------

     This action arises under Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. (S) 77e(b)(1), and Wis. Stat. (S) 180.1150.

                                  Answer (P)1
                                  -----------

     Laidlaw Environmental admits that Safety-Kleen purports to allege that this action arises under Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. (S) 77e(b)(1), and Wis. Stat.

(S) 180.1150 but denies that any such action lies in favor of Safety-Kleen. Laidlaw Environmental denies the remaining allegations contained in paragraph 1 of the Complaint.

                                 Complaint (P)2
                                 --------------

     This Court has jurisdiction over this action pursuant to 28 U.S.C. (S) 1331, under the supplemental jurisdiction provisions of 28 U.S.C. (S) 1367, and under the declaratory judgment provisions of 28 U.S.C. (S)(S) 2201 and 2202.

                                  Answer (P)2
                                  -----------

     Laidlaw Environmental admits that Safety-Kleen purports to base jurisdiction on the statutes identified in paragraph 2 of the Complaint and the principles of supplemental jurisdiction. Laidlaw Environmental denies the remaining allegations contained in paragraph 2 of the Complaint.

                                 Complaint (P)3
                                 --------------

     Venue lies in the Northern District of Illinois pursuant to 28 U.S.C. (S) 1391(b) and (c), in that the defendant is subject to the personal jurisdiction of the United States District Court for the Northern District of Illinois, and initiated its demand for a meeting in this District.

                                  Answer (P)3
                                  -----------

     Laidlaw Environmental admits the allegations contained in paragraph 3 of the Complaint.

                                 Complaint (P)4
                                 --------------

     Plaintiff Safety-Kleen is a Wisconsin corporation with its principal place of business in Elgin, Illinois.

                                  Answer (P)4
                                  -----------

     Laidlaw Environmental admits the allegations contained in paragraph 4 of the Complaint.

                                 Complaint (P)5
                                 --------------

     Defendant Laidlaw is a Delaware corporation with its principal place of business in Columbia, South Carolina.

                                  Answer (P)5
                                  -----------

     Laidlaw Environmental admits the allegations contained in paragraph 5 of the Complaint.

                                 Complaint (P)6
                                 --------------

     On November 13, 1997, Laidlaw filed a Form S-4 with the Securities and Exchange Commission for the purpose of registering Laidlaw shares. (See Exhibit A.) By that filing, Laidlaw announced its offer to acquire each outstanding share of Safety-Kleen in exchange for $14 and 2.4 shares of the stock subject to the S-4.

                                  Answer (P)6
                                  -----------

     Laidlaw Environmental admits the allegations contained in the first sentence of paragraph 6 of the Complaint. Laidlaw Environmental further admits that Safety-Kleen purports to attach a copy of the Form S-4 filed by Laidlaw Environmental on November 13, 1997 as Exhibit A to the Complaint. Laidlaw Environmental denies the remaining allegations contained in paragraph 6 of the Complaint.

                                 Complaint (P)7
                                 --------------

     Pursuant to Section 8(a) of the Securities Act of 1933, 15 U.S.C. (S) 77h(a), "the effective date of a registration statement shall be the 20th day after the filing thereof." However, Laidlaw has requested a delay in the effectiveness of its registration. (See Exhibit A, at 2.) Accordingly, Laidlaw's registration is not yet effective, and it is not presently determinable when that registration will become effective.

                                  Answer (P)7
                                  -----------

     Laidlaw Environmental admits the allegations contained in paragraph 7 of the Complaint.

                                 Complaint (P)8
                                 --------------

     Section 180.1150(2) of the Wisconsin Statutes provides that "the voting power of shares of an issuing public corporation held by any person ... in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares." As a Wisconsin corporation, Safety-Kleen is subject to the provisions of (S) 180.1150(2).

                                  Answer (P)8
                                  -----------

     Laidlaw Environmental admits that Safety-Kleen purports to quote from a statute in paragraph 8 of the Complaint, but denies that Safety-Kleen has accurately done so. Laidlaw Environmental lacks sufficient information to form a belief as to whether Safety-Kleen is subject to the provisions of (S) 180.1150(2), but denies that Safety-Kleen is subject to that provision solely on the basis of Safety-Kleen's status as a Wisconsin corporation. Laidlaw Environmental denies the remaining allegations contained in paragraph 8 of the Complaint.

                                 Complaint (P)9
                                 --------------

     Pursuant to Wis. Stat. (S) 180.1150(5)(c), regular voting power may be restored if, at a shareholder meeting at which a quorum is present, "a majority of the voting power of shares represented at the meeting and entitled to vote on the subject matter approve[s] [a] resolution" calling for a restoration of regular voting power. Under Wis. Stat. (S) 180.1150(5)(a), such a shareholder meeting must be scheduled within certain time limits once proper notice and a proposed resolution are presented to a corporation. The required notice must comply with certain disclosure requirements set forth in Wis. Stat. (S) 180.1150(4).

                                  Answer (P)9
                                  -----------

     Laidlaw Environmental admits that Safety-Kleen purports to quote from a statute in paragraph 9 of the Complaint. Laidlaw Environmental states that the remaining allegations of paragraph 9 of the Complaint constitute the legal conclusions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental admits such allegations.

                                Complaint (P)10
                                ---------------

     On November 13, 1997, Laidlaw delivered to Safety-Kleen a document captioned "Notice Pursuant to Section 180.1150 of the Wisconsin Statutes." (See Exhibit B.) Laidlaw attached to this document a proposed shareholder resolution providing that "regular voting power shall be restored for all Shares now held or hereafter acquired by any of the Laidlaw Parties in accordance with Section 180.1150(5)(c) of the Wisconsin Statutes." (See Exhibit C.)

                                  Answer (P)10
                                  ------------
     Laidlaw Environmental admits the allegations contained in paragraph 10 of the Complaint.

                                Complaint (P)11
                                ---------------

     Wis. Stat. (S) 180.1602(2)(c) permits a shareholder who has validly requested a shareholder meeting pursuant to (S) 180.1150 to obtain the "record of shareholders" of a corporation.

                                  Answer (P)11
                                  ------------
     Laidlaw Environmental admits the allegations contained in paragraph 11 of the Complaint.
                                Complaint (P)12
                                ---------------

     On November 13, 1997, Laidlaw also delivered to Safety-Kleen a letter demanding the right to inspect and copy Safety-Kleen's records of its shareholders purportedly pursuant to Wis. Stat. (S) 180.1602(2)(c). (See Exhibit D.) Accordingly to the letter, "The purposes of this demand are to enable Laidlaw to communicate with its fellow Company shareholders on matters relating to their mutual interests as shareholders, including, but not limited to, (a) communicating with the shareholders of the Company regarding the Notice dated November 13, 1997, and served on the Company, pursuant to Section 180.1150(4) of the Wisconsin Statutes and (b) soliciting proxies in connection with the special shareholders' meeting to be called as a consequence of the foregoing Notice."

                                  Answer (P)12
                                  ------------
     Laidlaw Environmental admits the allegations contained in paragraph 12 of the Complaint.
                                Complaint (P)13
                                ---------------

     Laidlaw publicly announced its request for a shareholder meeting "to consider permitting [Laidlaw] to vote all shares acquired under its offer." (See Exhibit E.)

     This public announcement was a continuation of Laidlaw's prior unlawful efforts to condition the market as to its exchange offer with public statements and press releases dating to at least November 4, 1997, more than a week before Laidlaw even filed its registration statement.

                                  Answer (P)13
                                  ------------

     Laidlaw Environmental admits that it publicly announced the filing of a Form S-4 on November 13, 1997. Laidlaw Environmental further admits that in paragraph 13 of the Complaint, Safety-Kleen purports to quote from Laidlaw Environmental's November 13, 1997, press release and to attach a copy of the press release as Exhibit E to the Complaint. Laidlaw Environmental denies the remaining allegations contained in paragraph 13 of the Complaint.

                                Complaint (P)14
                                ---------------

     Laidlaw's exchange offer will be conditioned upon full restoration of voting rights as to all shares of Safety-Kleen which Laidlaw holds. Laidlaw seeks to achieve restoration of the voting rights by soliciting proxies of Safety-Kleen shareholders in connection with the requested special meeting, and so has demanded Safety-Kleen's shareholder list.

                                  Answer (P)14
                                  ------------
     Laidlaw Environmental admits the allegations contained in paragraph 14 of the Complaint.

                          Count I - Declaratory Relief
                          ----------------------------

                                Complaint (P)15
                                ---------------

     Safety-Kleen restates the allegations set forth in paragraphs 1 through 14, inclusive, as though fully set forth herein.

                                  Answer (P)15
                                  ------------
     Laidlaw Environmental restates and realleges its answers set forth in paragraphs 1 through 14, inclusive, as though fully set forth herein.

                                 Complaint (P)16
                                 ---------------

     An actual, immediate, and justiciable controversy exists between Safety-Kleen and Laidlaw concerning the rights and obligations of the parties as to Laidlaw's demand for access to Safety-Kleen's shareholder records.

                                  Answer (P)16
                                  ------------
     Laidlaw Environmental admits the allegations contained in paragraph 16 of the Complaint.
                                Complaint (P)17
                                ---------------

     Pursuant to (S) 5(b) of the Securities Act of 1933, 15 U.S.C. (S) 77e(b), "It shall be unlawful for any person, directly or indirectly: (1) To make use of any means or instruments of transportation or communication in interstate commerce or of the mails to carry or transmit any prospectus relating to any security with respect to which a registration statement has been filed under this title, unless such prospectus meet the requirements of Section 10" of the Securities Act of 1933.

                                  Answer (P)17
                                  ------------
     Laidlaw Environmental admits that in paragraph 17 of the Complaint, Safety-Kleen purports to cite and quote from a statute.

                                Complaint (P)18
                                ---------------

     A "prospectus" is broadly defined under Section 2(10) of the Securities Act of 1933, 15 U.S.C. (S) 77b(10), for purposes of securities whose registration is not yet effective, as "any prospectus, notice, circular, advertisement, letter, or communication, written or by radio or television, which offers any security for sale or confirms the sale of any security. . ."

                                  Answer (P)18
                                  ------------

     Laidlaw Environmental admits that in paragraph 18 of the Complaint, Safety-Kleen purports to cite and quote from a statute. Laidlaw Environmental states that the remaining allegations contained in paragraph 18 of the Complaint constitute the legal conclusions or conclusions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental denies such allegations.

                                Complaint (P)19
                                ---------------

     An "offer" is broadly defined under Section 2(3) of the Securities Act of 1933, 15 U.S.C. (S) 77b(3), as "every attempt or offer to dispose of, or solicitation of an offer to buy, a security or interest in a security, for value." This definition is designed to preclude "attractive descriptions" of new securities and their issuer. See Chris-Craft Industries, Inc. v. Bangor Punta Corp., 426 F.2d 569, 574 (2d Cir. 1970).

                                  Answer (P)19
                                  ------------

     Laidlaw Environmental admits that in paragraph 19 of the Complaint, Safety-Kleen purports to cite and quote from a statute. Laidlaw Environmental states that the remaining allegations contained in paragraph 19 of the Complaint constitute the conclusions or opinions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental denies such allegations.

                                Complaint (P)20
                                ---------------

     Laidlaw's proxy solicitation, which has already commenced through Laidlaw's public pronouncements and press releases, and which is designed to facilitate and promote Laidlaw's exchange offer, constitutes an "offer to sell" within the meaning of Section 2(3) of the Securities Act of 1933, 15 U.S.C. (S) 77b(3), and a "prospectus" within the meaning of Section 2(10) of the Securities Act of 1933, 15 U.S.C. (S) 77b(10).

                                  Answer (P)20
                                  ------------

     Laidlaw Environmental states that the allegations contained in paragraph 20 of the Complaint constitute the legal conclusions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental denies such allegations.

                                 Complaint (P)21
                                 ---------------

     Laidlaw's proxy solicitation and the individual press releases fail to comply with the requirements of Sections 5(b)(1) and 10 of the Securities Act of 1933, 15 U.S.C. (S)(S) 77e(b)(1) and 77j, and thus constitute "premature offer[s]" within the meaning of Chris-Craft Industries, 426 F.2d at 574. See also Eckstein v. Balcor Film Investors, 8 F.3d 1121, 1131 (7th Cir. 1993) ("The '33 Act permits issuers . . . to engage in 'free writing', once the registration statement becomes effective." (emphasis added)).

                                  Answer (P)21
                                  ------------

     Laidlaw Environmental states that the allegations contained in paragraph 21 of the Complaint constitute the legal conclusions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental denies such allegations.

                                Complaint (P)22
                                ---------------

     Safety-Kleen should not be obligated to turn over to Laidlaw its shareholder records since Laidlaw desires such access to continue its premature offers in violation of Section 5(b)(1) of the Securities Act of 1933, 15 U.S.C. (S) 77e(b)(1). Safety-Kleen should not be required to facilitate acts in violation of federal law.

                                  Answer (P)22
                                  ------------

     Laidlaw Environmental states that the allegations contained in paragraph 22 of the Complaint constitute the conclusions or opinions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental denies such allegations.

                         Count II - Declaratory Relief
                         -----------------------------

                                Complaint (P)23
                                ---------------

     Safety-Kleen restates the allegations set forth in paragraphs 1 through 22, inclusive, as though fully set forth herein.

                                 Answer (P)23
                                 ------------
          Laidlaw Environmental restates and realleges its answers set forth in paragraphs 1 through 22, inclusive, as though fully set forth herein.

                                Complaint (P)24
                                ---------------

     An actual, immediate, and justiciable controversy exists between Safety-Kleen and Laidlaw concerning the rights and obligations of the parties as to Laidlaw's demand for a shareholder meeting to alter Laidlaw's voting rights under Wis. Stat. (S) 180.1150.

                                  Answer (P)24
                                  ------------
     Laidlaw Environmental admits the allegations contained in paragraph 24 of the Complaint.

                                Complaint (P)25
                                ---------------

     Pursuant to Wis. Stat. (S) 180.1150(4), a person desiring a shareholder meeting for purposes of restoring regular voting power must provide notice containing, inter alia, "the circumstances, terms and conditions under which shares representing in excess of 20% of the voting power were acquired or are proposed to be acquired, set forth in reasonable detail, including the source of funds or other consideration and other details of the financial arrangements of the transactions."

                                  Answer (P)25
                                  ------------

     Laidlaw Environmental admits that Safety-Kleen purports to cite and quote from a statute in paragraph 25 of the Complaint. Laidlaw Environmental states that the remaining allegations of paragraph 25 of the Complaint constitute legal conclusions as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental denies such allegations.

                                Complaint (P)26
                                ---------------

     Laidlaw's purported "Notice Pursuant to Section 180.1150" attempts to provide the required notice of financial arrangements by reference to an attached prospectus. (See Exhibit B.)

                                 Answer (P)26
                                 ------------

     Laidlaw Environmental affirmatively states that the November 13, 1997, Notice satisfies all requirements set forth in Wis. Stat. (S) 180.1150. Laidlaw Environmental denies the allegations contained in paragraph 26 of the Complaint to the extent that they vary from this affirmative statement.

                                Complaint (P)27
                                ---------------

     Laidlaw's prospectus fails to detail the actual financial arrangements relating to its exchange offer, despite Laidlaw's repeated public statements that its financing was in place. For instance, on November 3, 1997, Laidlaw wrote to Safety-Kleen and released a letter stating, "We have fully committed financing to complete the combination." (Exhibit A, at 26.)

                                  Answer (P)27
                                  ------------

     Laidlaw Environmental admits that it sent a letter to Safety-Kleen dated November 3, 1997, from which paragraph 27 purports to quote quotes. Laidlaw Environmental denies the remaining allegations contained in paragraph 27 of the Complaint.

                                Complaint (P)28
                                ---------------

     According to the prospectus, "the terms of the definitive agreement" relating to the financing "have not yet been finalized." (See Exhibit A, at 44.) Without knowledge of these terms, Safety-Kleen's shareholders cannot fairly evaluate Laidlaw's proxy solicitation and exchange offer.

                                  Answer (P)28
                                  ------------

     Laidlaw Environmental admits that in paragraph 28 of the Complaint, Safety-Kleen purports to quote from the prospectus included in the Form S-4 filed by Laidlaw Environmental on November 13, 1997. Laidlaw Environmental denies the remaining allegations contained in paragraph 28 of the Complaint.

                                 Complaint (P)29
                                 ---------------

     The prospectus further states that the commitment of Laidlaw's lender to provide the necessary credit for the exchange offer "is conditioned on, among other things, the negotiation, execution and delivery of the Loan Agreement; receipt of all necessary or desirable governmental, shareholder, and third party consents; the absence of a material adverse change in the business assets, operations, condition (financial or otherwise), or prospects of LES Acquisition, Safety-Kleen and their respective subsidiaries on a consolidated basis; the execution of definitive agreements relating to the Merger and the Offer; satisfactory completion of due diligence examinations; prior or contemporaneous repayment in full of all existing indebtedness of each of LES Acquisition and Safety-Kleen; and the successful syndication of $400 million of the $1.8 billion commitment; and after consummation of the transaction at closing, either (i) Laidlaw Environmental shall hold a sufficient number of shares to effect the Merger or (ii) the Merger shall have been or, concurrently with the closing, shall be, consummated, and the surviving corporation shall be a wholly-owned subsidiary of LES Acquisition." (Id. at 44-45 (emphasis added).)

                                  Answer (P)29
                                  ------------

     Laidlaw Environmental admits that in paragraph 29 of the Complaint, Safety-Kleen purports to quote from the prospectus included in the Form S-4 filed by Laidlaw Environmental on November 13, 1997. Laidlaw Environmental denies the remaining allegations contained in paragraph 29 of the Complaint.

                                Complaint (P)30
                                ---------------

     As of today, there is no financing of the exchange offer, as acknowledged in the prospectus, and Laidlaw fails to satisfy the requirements of Wis. Stat. 180.1150(4)(e) [sic]. Laidlaw is premature in its request for a meeting. As a result of the long, and expressly nonexclusive, list of conditions necessary to secure the financing Laidlaw requires, Safety-Kleen's shareholders cannot reasonably anticipate whether the financing described in the prospectus will be available under the terms set forth therein. Until they can, there is no right to a special shareholder meeting.

                                 Answer (P)30
                                 ------------

     Laidlaw Environmental denies the allegations contained in the first, second and third sentences of paragraph 30 of the Complaint. Laidlaw Environmental states that the remaining allegations contained in paragraph 30 of the Complaint constitute the conclusions or opinions of the pleader as to which no answer is required. To the extent that an answer is necessary, Laidlaw Environmental denies such allegations.

                                Complaint (P)31
                                ---------------

     As a result of the foregoing, Safety-Kleen will not provide a shareholder list until the Court determines that a valid demand for a meeting has been served.

                                  Answer (P)31
                                  ------------

     Laidlaw Environmental states that paragraph 31 of the Complaint contains the declared intentions of the pleader as to which no answer is required. To the extent an answer is necessary, Laidlaw Environmental admits that Safety-Kleen has refused to provide Laidlaw Environmental with its record of shareholders.

                              AFFIRMATIVE DEFENSES
                              --------------------

                           First Affirmative Defense
                           -------------------------

     The Complaint fails to state a claim against Laidlaw Environmental upon which relief can be granted.

                           Second Affirmative Defense
                           --------------------------

     Safety-Kleen lacks standing to assert the claims contained in the Complaint.

                           Third Affirmative Defense
                           -------------------------

     The claims asserted against Laidlaw Environmental are barred, in whole or in part, by the doctrine of unclean hands.

                                 COUNTERCLAIM
                                 ------------

          Defendant-counterplaintiff, Laidlaw Environmental Services, Inc. ("Laidlaw Environmental"), and additional counterplaintiff LES Acquisition, Inc. ("LES"), for their counterclaim against the plaintiff-counterdefendant Safety-Kleen Corp. ("Safety-Kleen") and the additional counterdefendants Richard T. Farmer, Paul D. Schrage, Donald W. Brinckman, Marcia E. Williams, W. Gordon Wood, Russell A. Gwillim, Edgar D. Jannota and Karl G. Otzen (the "Director Defendants"), allege the following:

                             (Nature of the Action)

          1. Counterplaintiffs Laidlaw Environmental and LES bring these claims directly and derivatively to redress and enjoin the unlawful conduct of the Director Defendants and Safety-Kleen designed to frustrate any offer by Laidlaw Environmental to acquire Safety-Kleen. The Director Defendants have persisted in a course of wrongful conduct by using corporate resources to avoid complying with their obligations under Wisconsin law and, in the latest of a series of violations of their fiduciary duties of loyalty and care to the Safety-Kleen shareholders, have agreed to sell Safety-Kleen for an inadequate price of $27 per share in a leveraged buyout transaction (the "Buyout Transaction") after a sales "process" that unlawfully excluded Laidlaw Environmental, which had already offered approximately $26 per share and had informed Safety-Kleen of its willingness to consider making a higher offer. Laidlaw Environmental has now offered $30 per share to all Safety-Kleen shareholders. The proposed acquiror in the Buyout Transaction is a highly leveraged shell corporation (the "Buyout Vehicle") created by Philip Services Corp. ("Philip"), Blackstone Management Associates III, L.P. ("Blackstone") and Apollo Advisors L.P. ("Apollo") (collectively, the "Buyout Group"). The principal feature of the Buyout Transaction is that, while Safety-Kleen's public shareholders would receive an inferior price for their shares, Safety-Kleen's management would retain their positions and compensation. Indeed, there have been reports that members of management will become investors in the Buyout Group.

          2. As part of this unlawful and unfair Buyout Transaction, and in order to make it prohibitively expensive for Laidlaw Environmental or anyone else to outbid that transaction, Safety-Kleen has agreed to pay the Buyout Group an unnecessary, excessive and unreasonable "break-up" fee of up to $75 million. That break-up fee would be payable if, among other circumstances, the Safety-Kleen shareholders voted to reject the inadequate Buyout Transaction, and Safety-Kleen subsequently entered into a merger with Laidlaw Environmental. The unlawful break-up fee constitutes a gross waste of corporate assets of Safety-Kleen, as well as a "poll tax" upon Safety-Kleen shareholders should they choose to vote against the pending merger in order to accept Laidlaw Environmental's higher offer. In addition, because Laidlaw Environmental's $30 per share offer is subject to reduction for any break-up fee paid to the Buyout Group, this breakup fee would come out of the pockets of Safety-Kleen's shareholders.

          3. Counterplaintiffs seek declaratory and injunctive relief preventing Safety-Kleen and the Director Defendants from proceeding with the unfair and unlawful Buyout Transaction and from carrying out the terms of Safety-Kleen's merger agreement with the Buyout Group, particularly including the unlawful break-up fee and expense reimbursement provisions contained therein. Counterplaintiffs also seek an order requiring the Director Defendants to account to Safety-Kleen for all damages caused by their approval of the Buyout

Transaction and an order declaring that the Director Defendants may not be indemnified by Safety-Kleen for any judgments, settlements or attorneys' fees in this action.

          4. This action also seeks declaratory and injunctive relief requiring Safety-Kleen to call a special meeting of shareholders, as requested by Laidlaw Environmental pursuant to Wis. Stat. (S) 180.1150(4), and to provide Laidlaw Environmental with a copy of Safety-Kleen's shareholder list, as required by Wis. Stat. (S) 180.101.

                                   (Parties)

          5. Counterplaintiff Laidlaw Environmental is a Delaware corporation with its principal place of business in Columbia, South Carolina. Laidlaw Environmental provides hazardous and industrial waste management services throughout North America. It is the beneficial owner of 601,100 shares of Safety-Kleen common stock. Counterplaintiffs LES is an indirect, wholly-owned subsidiary of Laidlaw Environmental formed for the purpose of carrying out the proposed acquisition of Safety-Kleen by Laidlaw Environmental. LES is a Delaware corporation with its principal place of business in Columbia, South Carolina.

          6. Counterdefendant Safety-Kleen is a Wisconsin corporation with its principal place of business in Elgin, Illinois. Safety-Kleen provides recycling and waste services to automotive/retail repair, industrial, imaging and other business sectors. Safety-Kleen has a class of stock that is registered and traded on a national securities exchange.

          7. The Director Defendants are members of Safety-Kleen's Board of Directors. Counterplaintiffs are informed and believe that none is a resident of the state of Delaware or South Carolina.

                           (Jurisdiction and Venue)

          8. This Court has jurisdiction over this counterclaim pursuant to the declaratory judgment statute, 28 U.S.C. (S)(S) 2201-02, and 28 U.S.C. (S) 1332(a)(1), as the amount in controversy exceeds the sum of $75,000, exclusive of interest and costs, and the suit is between citizens of different states. The claims at issue in this lawsuit arises out of the same transactions and occurrences that are the subject matter of the lawsuit filed by Safety-Kleen against Laidlaw Environmental, giving this Court supplemental jurisdiction over the state law claims alleged herein under Fed. R. Civ. P. 13(a) and 28 U.S.C.
(S) 1367(a).

          9. Venue as to Safety-Kleen is proper within this judicial district under 28 U.S.C. (S) 1391(b) and (c), because Safety-Kleen is a corporation whose principal place of business is in this district, and it is subject to jurisdiction here. It is therefore deemed to reside in this district.

          10. Venue as to the Director Defendants is proper within this judicial district under 28 U.S.C. (S) 1391(a) because at least one of the counterdefendants resides within this judicial district and a substantial part of the events and omissions giving rise to the claims occurred in this judicial district.

                            (Conduct Complained Of)

          11. On August 8, 1997, Safety-Kleen announced that its Board of Directors had engaged the services of William Blair & Company ("William Blair"), an investment banking firm, to advise Safety-Kleen and to manage the process of "exploring strategic options for enhancing shareholder value." That phrase is generally understood by the financial markets to mean that the company will entertain merger and acquisition offers. That is how the market treated Safety-Kleen's announcement, as the price of its stock jumped over seven percent from the day prior, to the day following the announcement.

          12. As part of its efforts to solicit merger and acquisition offers for Safety-Kleen, William Blair sent a proposed confidentiality and "standstill" agreement (the "Standstill Agreement") to potential bidders. Because Laidlaw Environmental was one -- indeed probably the most -- logical candidate to acquire Safety-Kleen, one of Laidlaw Environmental's investment bankers, Raymond James & Associates, Inc. ("Raymond James"), obtained the Standstill Agreement from William Blair. This Standstill Agreement would have prohibited Laidlaw Environmental from making any offer to acquire Safety-Kleen during the next two years without the approval of Safety-Kleen's directors. William Blair stated that a confidential offering circular describing Safety-Kleen and its business would be distributed only to parties that executed the Standstill Agreement. Laidlaw Environmental was willing to sign a confidentiality agreement, but would not agree to give Safety-Kleen's directors the ability to prohibit any offer by Laidlaw Environmental for two years. Safety-Kleen thereupon refused to provide Laidlaw Environmental with a copy of the offering circular.

          13. During September and October 1997, Laidlaw Environmental repeatedly requested a meeting of the two companies and their advisors so that Laidlaw Environmental could fully describe why a business combination was in both companies' shareholders' best interests. Safety-Kleen continued to refuse to discuss a possible transaction unless Laidlaw Environmental signed the Standstill Agreement, which would give Safety-Kleen's directors absolute control over Laidlaw Environmental's ability to make an offer.

          14. On November 3, 1997, the Board of Directors of Laidlaw Environmental approved making an offer to exchange each outstanding common share of Safety-Kleen for $14 net per share in cash and 2.4 shares of common stock of Laidlaw Environmental (the "Initial Offer"), to be followed by a merger of Laidlaw Environmental and Safety-Kleen. The Initial Offer had a value of approximately $26 per share based on the closing price of Laidlaw Environmental common stock on that day. James R. Bullock, the Chairman of Laidlaw Environmental, sent a letter to Donald W. Brinckman, the Chairman and Chief Executive Officer of Safety-Kleen informing Safety-Kleen of Laidlaw Environmental's proposal and offering to executive a confidentiality agreement, provided such agreement did not contain a standstill provision. The letter also informed Mr. Brinckman that Laidlaw Environmental had executed a commitment letter with Toronto-Dominion Bank to provide all necessary financing for the Initial Offer and again asked Mr. Brinckman and the Safety-Kleen Board of Directors to meet with representatives of Laidlaw Environmental to discuss the possibility of a mutually beneficial negotiated transaction.

          15. Later on November 3, 1997, after receipt of Mr. Bullock's letter, Mr. Brinckman delivered a letter to Mr. Bullock again insisting that if Laidlaw Environmental executed a Standstill Agreement the Safety-Kleen Board of Directors would consider Laidlaw Environmental's proposal along with others received by Safety-Kleen.

          16. On November 4, 1997, Laidlaw Environmental publicly announced its intention to pursue the Initial Offer.

          17. On November 5, 1997, following the public announcement of the Initial Offer, Mr. Brinckman and other representatives of Safety-Kleen finally met with Mr. Bullock and a representative of Bear Stearns, an investment banking firm advising Laidlaw Environmental. Mr. Bullock proposed that Laidlaw Environmental and Safety-Kleen sign a mutual confidentiality agreement that did not contain a standstill provision so that they could share information with each other, but Safety-Kleen rejected this proposal and no substantive discussions occurred.

                      (Laidlaw Environmental's Request for
                 a Shareholders' Meeting and Shareholder List)

          18. Wisconsin's control shares voting statute provides that "the voting power of shares of a resident domestic corporation held by any person
 . . . in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares." Wis. Stat.
(S) 180.1150(2) (1997). A shareholder which anticipates acquiring in excess of 20% of the voting power may request a vote in advance to restore the voting power of its shares by delivering a Notice of Meeting and Resolution to the Company. Wis. Stat. (S) 180.1150(4) (1997).

          19. Because Safety-Kleen may be a "resident domestic corporation" as that term is defined by Wis. Stat. (S) 180.1150(1)(c), the Initial Offer was conditioned on Safety-Kleen's shareholders voting to restore the voting rights of shares to be acquired by Laidlaw Environmental. On November 13, 1997, Laidlaw Environmental sent a proper Notice of Meeting and Resolution to Safety-Kleen (the "November 13, 1997 Notice") in order to obtain such a vote of Safety-Kleen's shareholders. A copy of the November 13, 1997 Notice is attached as Exhibit A. Although the statute does not give a Wisconsin resident domestic corporation any discretion to refuse such a request, Safety-Kleen has refused to hold a special shareholders' meeting.

          20. Safety-Kleen also has unlawfully refused to provide Laidlaw Environmental with Safety-Kleen's record of shareholders in order to frustrate Laidlaw Environmental's ability to communicate with its fellow shareholders with respect to its exchange offer. Wisconsin law requires corporations organized under the laws of the State of Wisconsin to maintain a record of its shareholders. Each corporation must make this record available to any shareholder who requests it pursuant to applicable Wisconsin statutes. Wis. Stat. (S) 180.1601 (1997). Accordingly, on November 13, 1997, Laidlaw Environmental also wrote to Mr. Brinckman exercising its right, as a shareholder of Safety-Kleen, to inspect and copy the record of shareholders of Safety-Kleen and to inspect other documents. Laidlaw Environmental offered to bear the reasonable costs incurred by Safety-Kleen in connection with the production of that information. Laidlaw Environmental explained that the purpose of its demand was to enable Laidlaw Environmental to communicate with its fellow Safety-Kleen shareholders on matters relating to their mutual interests as shareholders including, but not limited to: (a) communicat ing with the shareholders of Safety-Kleen regarding the November 13, 1997 Notice pursuant to
Section 180.1150 of the Wisconsin Business Corporation Law; and (b) soliciting proxies in connection with the Special Shareholders' Meeting to be called pursuant to the November 13, 1997 Notice. A copy of Laidlaw Environmental's demand is attached as Exhibit B. Safety-Kleen has rejected Laidlaw Environmental's demand for its shareholder list.

          21. On November 17, 1997 Safety-Kleen filed this action seeking a declaration that it was not required to call the special meeting of shareholders or give the shareholder list to Laidlaw Environmental.

                           (The Buyout Transaction)

          22. On November 20, 1997, without ever discussing with Laidlaw Environmental whether it would increase the Initial Offer (which it had indicated it was willing to consider), Safety-Kleen announced that its Board had approved a definitive merger agreement (the "Merger Agreement") with the Buyout Vehicle, pursuant to which Safety-Kleen's shareholders would receive $27 per share. In so doing, the Director Defendants not only approved the acquisition of Safety-Kleen at an inadequate price, knowing that Laidlaw Environmental was willing to consider increasing its bid, but also agreed to numerous one-sided, onerous conditions that benefit the Buyout Group and impose substantial obstacles, including prohibitive additional costs, on a competing bidder, in breach of the Director Defendants' fiduciary duties to the public shareholders of Safety-Kleen. A copy of the Merger Agreement is attached as Exhibit C.

          23. The Merger Agreement includes the following provisions that have the purpose and effect of improperly benefiting the Buyout Group and/or the Director Defendants and impeding competing offers, all to the detriment of Safety-Kleen's shareholders:

          (a) If the Merger Agreement is terminated by Safety-Kleen under a variety of circumstances, including a decision by Safety-Kleen to accept a better offer, Safety-Kleen must pay the Buyout Group a fee of $50 million plus up to an additional $25 million to cover the Buyout Group's purported expenses (the "break-up fee"). This break-up fee totals nearly 5% of the total value of the transaction, twice the level approved by courts in other transactions. The break-up fee is to be paid even if the Safety-Kleen share-holders exercise their rights to vote down the Buyout Transaction in order to accept a better offer from Laidlaw Environmental or someone else.

          (b) If Safety-Kleen receives an offer that is superior to the Buyout Proposal, it may not accept that offer without first giving the Buyout Group the chance to match it. This imposes a strong disincentive for any competing bidder, which is required to make a proposal or negotiate with Safety-Kleen (if Safety-Kleen agrees to negotiate) knowing that the Buyout Group can win any bidding contest simply by agreeing to match the best other offer.

          (c) The Merger Agreement acknowledges that Safety-Kleen may pay up to $45.7 million in "severance pay" to Safety-Kleen's officers and employees even if all of them remain employed at the same salaries and in the same locations. The Merger Agreement provides no information about the amount of "severance pay" that Safety-Kleen may pay if officers or employees actually lose their jobs or are transferred to another location.

          24. The Director Defendants did not agree to these provisions in return for a fully-priced, beneficial transaction for Safety-Kleen's shareholders. Rather, the Buyout Transaction offers a $27 per share price that only slightly exceeds Laidlaw Environmental's Initial Offer and is significantly below the $30 per share that Laidlaw Environmental has since offered (as described below), and would have offered if Safety-Kleen had entered into negotiations. Moreover, although the Merger Agreement imposes huge penalties on Safety-Kleen if its shareholders decide to reject the Buyout Transaction in favor of a better deal, the Buyout Transaction itself is subject to numerous contingencies:

          (a) The Buyout Transaction is contingent upon the Buyout Group obtaining both equity and debt financing for the merger. Philip, Apollo and Blackstone are under no obligation to ensure that financing is available. Such a condition is virtually unheard of in a public company acquisition.

          (b) Because the Buyout Vehicle will be so highly leveraged (i.e., will have an unusually large amount of debt financing), the Buyout Transaction is contingent upon Safety-Kleen receiving an expert's opinion conforming that it will remain solvent after the acquisition, so that the Director Defendants will not be exposed to liability to Safety Kleen's creditors for participating in a fraudulent conveyance. This condition is also highly unusual in a public company acquisition.

          (c) Unlike most public company merger agreements, which require the parties to close the transaction unless there is an outstanding court order prohibiting them from doing so, the Merger Agreement gives the Buyout Group the right not to close if there is any litigation "instituted or pending" that challenges the Buyout Transaction and has a "substantial likelihood of success."

          (d) The Merger Agreement was executed on behalf of the Buyout Group only by the Buyout Vehicle, a shell corporation. Philip, Apollo and Blackstone are not parties to the Merger Agreement and have no obligation to proceed with the Buyout Transaction. Thus, even if the Buyout Group breaches the Merger Agreement, Safety-Kleen's only recourse would be against an empty shell corporation.

          25. Taken together, these provisions demonstrate that the Director Defendants, while refusing to negotiate or discuss a merger with Laidlaw Environmental, agrees to a one-sided deal at an inadequate price which makes it difficult, if not impossible, for Safety-Kleen's shareholders to reap the benefits of a better proposal from Laidlaw Environmental or another bidder. Both the nature of the Buyout Transaction and the process by which the Director Defendants approved it make clear that the Director Defendants have acted on an uninformed basis and that their actions are not the product of a valid business judgment. Their conduct is subject to enhanced scrutiny as a result.

                      (Laidlaw Environmental's New Offer)

          26. On November 20, 1997, within hours after Safety-Kleen's announcement of the Buyout Transaction, Laidlaw Environmental's Mr. Bullock wrote to Safety-Kleen's Mr. Brinckman and increased Laidlaw Environmental's offer to $30 per share, consisting of $15 in cash and $15 in Laidlaw Environmental common stock (the "New Offer"). This proposal, which was made before Safety-Kleen publicly filed the Merger Agreement and thus without knowledge of its specific terms and conditions, is subject to adjustment for any "break-up fees, new severance arrangements and other expenses Safety-Kleen may have incurred in connection with its agreement with Philip Services and others."

          27. Despite Laidlaw Environmental's New Offer, which represents a 68% premium to Safety-Kleen's closing price on the date prior to Safety-Kleen's August 8th announcement and an 11% premium over the price to be paid in the Buyout Transaction, and despite a subsequent announcement by the Buyout Group that it will not increase its price, Safety-Kleen has continued to refuse to negotiate with Laidlaw Environmental.

                                    Count I
                                    -------
                             (Declaratory Relief)

          28. Laidlaw Environmental and LES repeat and reallege the allegations paragraphs 1 through 27, inclusive.

          29. Laidlaw Environment's November 13, 1997 Notice fully complies with Wis. Stat. (S) 180.1150(4).

          30. Laidlaw Environmental's November 13, 1997 Notice properly contained: (a) the identity of the person desiring a shareholder vote; (b) a statement that the Resolution and Notice were submitted under Wis. Stat. (S) 180.1150(4); (c) the number of shares of Safety-Kleen that are owned by Laidlaw Environmental; (d) a specification of the voting power Laidlaw Environmental proposes to acquire and for which shareholder approval is sought; (e) the circumstances, terms and conditions under which shares representing in excess of 20% of the voting power are proposed to be acquired, including the source of funds and other details of the financial arrangement of the transaction; and (f) the terms of the proposed transaction.

          31. Pursuant to Wis. Stat. (S) 180.1150(5)(a), the board of directors has 10 days after receipt of the notice and resolution to fix the date on which the special shareholders' meeting will be held. Such meeting must be held no later than 50 days after receipt of the notice and resolution.

          32. On November 17, 1997, Safety-Kleen filed a complaint against Laidlaw Environmental, seeking a declaratory order that Safety-Kleen has no obligation to call a special shareholders' meeting in response to Laidlaw Environmental's Notice of Meeting and Resolution.

          33. An actual, immediate and justiciable controversy exists between Safety-Kleen and Laidlaw Environmental concerning Laidlaw Environmental's right to demand that Safety-Kleen call a special shareholders' meeting, and an order should be issued declaring that Safety-Kleen is obliged to hold such a special shareholders' meeting.

                                   Count II
                                   --------

                 (Violation of Wis. Stat. (S) 180.1602(2)(c))

          34. Laidlaw Environmental and LES repeat and reallege the allegations in paragraphs 1 through 33, inclusive.

          35. Laidlaw Environmental's November 13, 1997, demand to inspect and copy Safety-Kleen's shareholder list was properly submitted to Safety-Kleen in accordance with Wis. Stat. (S) 180.0141.

          36. Laidlaw Environmental's demand was made in good faith and for a proper purpose.

          37. Laidlaw Environmental cannot effectively communicate with its fellow Safety-Kleen shareholders and prepare for the special shareholders' meeting, which Safety-Kleen is obligated to call, without a copy of the shareholder lists. Safety-Kleen's failure to provide Laidlaw Environmental with a copy of its shareholder lists puts Laidlaw Environmental at an unlawful disadvantage in its efforts to effect a merger with Safety-Kleen.

          38. Pursuant to Wis. Stat. (S) 180.1604, Laidlaw Environmental is entitled to a copy of Safety-Kleen's shareholder lists.

                                 Count III
                                 ---------

                      (Fraudulent and Deceptive Practices;
                      Violation of Wis. Stat. (S) 552.09)

          39. Laidlaw Environmental and LES repeat and reallege the allegations in paragraphs 1 through 38, inclusive.

          40. Safety-Kleen has willfully and unlawfully refused to allow Laidlaw Environmental to examine its list of stockholders and to extract information therefrom, pursuant to Wis. Stat. (S) 180.1602(2)(c) for the purpose of making a takeover offer and to mail solicitation materials published by Laidlaw Environmental to Safety-Kleen's shareholders.

          41. Safety-Kleen's refusal to provide Laidlaw Environmental with the shareholder list to which it is entitled constitutes a fraudulent, deceptive and manipulative act in connection with a take-over offer, in violation of Wis. Stat. (S) 552.09.
                                    Count IV
                                    --------

               (Breach of Fiduciary Duty for Failure to Negotiate
                   and Failure to Maximize Shareholder Value)

          42. Laidlaw Environmental and LES repeat and reallege the allegations in paragraphs 1 through 27, inclusive.

          43. The Director Defendants agreed to sell Safety-Kleen after a sales process that unfairly and without justification excluded Laidlaw Environmental, the most logical bidder for the Company. They have refused to negotiate with Laidlaw Environmental concerning its Initial Offer or its New Offer. Instead, they have caused Safety-Kleen to enter into the inadequate, unfair and highly contingent Buyout Transaction, which does not maximize the value to be received by Safety-Kleen's shareholders but which ensures the continued employment of Safety-Kleen's current management.

          44. The Director Defendants' refusal to negotiate with Laidlaw Environmental has deprived and will continue to deprive the Company's public shareholders of the substantial premium which Laidlaw Environmental is prepared to pay, and has deprived Laidlaw Environmental and Safety-Kleen of the substantial cost savings and enhanced future profitability that a merger of the two companies would produce.

          45. In addition, by approving the Merger Agreement containing an exorbitant and unlawful break-up fee, the Director Defendants have substantially impeded the ability of Safety-Kleen's shareholders to obtain the best value reasonably available for their shares.

          46. Wisconsin law prohibits a "resident domestic corporation" from engaging in a variety of business combinations, including mergers, with an "interested shareholder" (which Laidlaw Environmental will be upon completion of its exchange offer) for a three year period from the date the shareholder became an "interested shareholder" unless the interested shareholder receives prior approval of the company's board of directors. Wis. Stat. (S) 180.1141. In order to create a level playing field and obtain the best value reasonably available for its shareholders, Safety-Kleen's Board of Directors must grant such approval to Laidlaw Environmental's New Offer. The Director Defendants' failure to do so is a violation of their fiduciary duties.

          47. By reason of the foregoing, the Director Defendants have violated their fiduciary duties to obtain the best value reasonably available to Safety-Kleen's shareholders and are not properly exercising their business judgment. Their conduct is subject to enhanced scrutiny as a result.

                                    Count V
                                    -------

                     (Derivative Claim for Corporate Waste)

          48. Laidlaw Environmental and LES repeat and reallege the allegations in paragraphs 42 through 47, inclusive.

          49. Laidlaw Environmental fairly and adequately represents the interests of the shareholders of Safety-Kleen in enforcing the rights of the corporation with respect to this Count.

          50. Laidlaw Environmental has not made a demand upon the Safety-Kleen board to cause Safety-Kleen to bring suit against the Director Defendants for breach of fiduciary duty and waste of corporate assets because any such demand would be futile and therefore should be excused in this action because, among other things:

          (a) The Director Defendants' actions complained about herein have been undertaken for the primary purpose of entrenching themselves in office, and the Director Defendants therefore are self-interested directors and cannot exercise the requisite independence to decide to commence an action to redress the corporate waste and breaches of fiduciary duty alleged herein.

          (b) The Director Defendants' decision to exclude Laidlaw Environmental from the sales process of Safety-Kleen makes clear that the Director Defendants' actions are not the product of a valid exercise of business judgment. The Director Defendants refused even to consider Laidlaw Environmental's proposal unless it would agree to enter into the Standstill Agreement that would have provided the Director Defendants with the power to veto any offer by Laidlaw for two years. The Director Defendants also participated in and/or approved of Safety-Kleen's unlawful refusal of Laidlaw Environmental's request for a special meeting of Safety-Kleen shareholders, its unlawful refusal to provide Laidlaw Environmental with Safety-Kleen's record of shareholders, and Safety-Kleen's commencement of a declaratory action against Laidlaw Environmental.

          (c) The nature of the Buyout Transaction approved by the Director Defendants and the process by which they approved it make clear that the Director Defendants' actions are not the product of a valid exercise of business judgment. For example, the Director Defendants accepted the inadequate offer and agreed to the one-sided Merger Agreement, including the excessive and unreasonable break-up fee, barely two weeks after refusing even to discuss Laidlaw Environmental's proposal. Moreover, the Director Defendants agreed to the Buyout Transaction without even contacting Laidlaw Environmental to inquire whether it would increase or amend its offer. In these circumstances, any director exercising reasonable business judgment would not conduct a sales process that excluded Laidlaw Environmental nor agree to a one-sided Merger Agreement that committed Safety-Kleen to pay a break-up fee of up to $75 million.

          (d) The Director Defendants have knowledge of and participated in and/or approved the wrongs alleged herein, and did so in violation of their duties to Safety-Kleen and its shareholders, and failed to take action to protect Safety-Kleen or to recover amounts due to Safety-Kleen by virtue of the misconduct alleged herein.

          (e) The Director Defendants have irreconcilable conflicts of interests regarding the prosecution of this action against themselves and cannot exercise the requisite independence to make a good faith business judgment whether to prosecute the claims herein in the name of Safety-Kleen.

          51. This action is not a collusive one to confer jurisdiction on a court of the United States which it would not otherwise have.

          52. By agreeing to the excessive and unnecessary "break-up fee" and, upon information and belief, excessive and unnecessary "severance pay" and other compensation for Safety-Kleen's management, the Director Defendants have caused the gross waste of corporate assets of Safety-Kleen.

          53. The Director Defendants should be required to account to Safety-Kleen for this waste of corporate assets and all other damages caused by their approval of the Buyout Transaction.

                                    Count VI
                                    --------

                           (Breach of Fiduciary Duty
                       for Failure to Amend Rights Plan)

          54. Laidlaw Environmental repeats and realleges the allegations in paragraphs 48 through 53, inclusive.

          55. On November 9, 1988, the Safety-Kleen Board issued what is commonly referred to as a "Poison Pill," by adopting a "Rights Plan" and declaring a dividend of one common share purchase right ("Right") on each outstanding share, payable to Safety-Kleen shareholders of record on November 21, 1988 (the "Record Date"). Each Right entitles the holder thereof to buy one share at an exercise price of $73.33, subject to adjustment. Because

Safety-Kleen's stock never has traded anywhere near the $73.33 per share exercise price, it is clear that the Rights never were intended to provide the holders thereof with a meaningful opportunity to purchase the common stock authorized under the Poison Pill. Instead, Safety Kleen's Board instituted the Poison Pill solely so that its "flip-in" and "flip-over" provisions (as described below) could be deployed when necessary to make any offer not approved by the directors prohibitively expensive by drastically diluting Safety-Kleen's outstanding shares or ravaging the capital structure of the potential acquirer.

          56. The "flip-in" rights are triggered when a person or entity becomes the beneficial owner of 20% or more of Safety-Kleen's outstanding shares. Once the Rights flip in, all Rights holders, except the potential acquirer, may exercise each Right to purchase shares of Safety-Kleen common stock at an immense discount -- namely for 50% of the then-market price of the stock. Any rights held by the potential acquirer, however, become void. Thus, all Rights holders other than the acquirer would be entitled to purchase Safety-Kleen's common stock for one-half of its then-market price. In this way, the "flip-in" feature flagrantly discriminates against an acquirer by diluting its stock holdings and increasing substantially the number of shares the acquirer would have to purchase in order to consummate a merger.

          57.  The "flip-over" rights are triggered if:

          (i) Safety-Kleen is acquired in a merger or other business combination; or

          (ii) more than 50% of Safety-Kleen's assets or earning power is sold.

Upon the occurrence of any of these "flip-over" events, all Rights holders, except the acquirer, may exercise each Right to purchase shares of common stock of the acquiring company at 50% of its market value. In this way, the "flip-over" feature subjects the acquiring company to a massive half-price sale of its own stock, drastically impairing its capital structure. The obvious purpose of the Poison Pill is to render an attempted acquisition of Safety-Kleen financially impossible without the blessing of the directors.

          58. The Director Defendants have the power to amend the terms of the Rights to cause them not to be triggered. In addition, at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares, the Director Defendants may redeem the Rights in whole, but not in part, at a price of $.0067 per Right, subject to adjustment (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

          59. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire Safety-Kleen in a manner which causes the Rights to become exercisable.

          60. On November 14, 1997, Safety-Kleen's Board of Directors adopted a resolution delaying implementation of the Rights Plan with respect to Laidlaw Environmental's Initial Offer, but did not exempt the Initial Offer from the Rights Plan or redeem the Rights under the Rights Plan.

          61. On November 20, 1997, the Director Defendants amended the Rights Plan to provide that the flip-in and flip-over provisions of the Rights would not be triggered by the Buyout Transaction. The Director Defendants have failed to take similar action with respect to Laidlaw Environmental's New Offer, notwithstanding that it offers a higher price than the Buyout Transaction.

          WHEREFORE, Laidlaw Environmental and LES demand judgment against Safety-Kleen:

          1. dismissing Safety-Kleen's Complaint in its entirety with prejudice;

          2.   entering an order:

               (i) compelling Safety-Kleen to hold a special shareholders' meeting to vote on the Resolution proposed by Laidlaw Environmental in accordance with Wis. Stat (S) 1150(5)(a);

               (ii) compelling Safety-Kleen to produce promptly and at Safety-Kleen's expense its shareholder lists;

               (iii) declaring that the Director Defendants have breached their fiduciary dudes to Safety-Kleen's shareholders, including Laidlaw Environmental, by refusing to negotiate with Laidlaw Environmental, entering into the Buyout Transaction, and agreeing to the unlawful provisions of the merger agreement, including the breakup fee;

               (iv) compelling the Director Defendants to carry out their fiduciary duties to Safety-Kleen's shareholders, including Laidlaw Environmental, by implementing and adhering to procedures under which the transaction providing the best value reasonably available can be obtained for Safety-Kleen's shareholders;

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

               (v) enjoining Safety-Kleen and the Director Defendants from proceeding with the Buyout Transaction or paying a "break-up fee" to the Buyout Group;

               (vi) requiring the Director Defendants to account to Safety-Kleen for the waste of corporate assets and all other damages caused by their approval of the Buyout Transaction;

               (vii) directing the Director Defendants to amend the Rights Plan to make it inapplicable to the New Offer or to redeem the Rights; and

               (viii) directing the Director Defendants to negotiate with Laidlaw Environmental regarding its exchange offer;

          3. awarding Laidlaw Environmental its reasonable costs and expenses of this action, including its attorneys' fees;

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

          4. granting such other and further relief as this Court deems just and proper.

Dated:  November 24, 1997

                                   LAIDLAW ENVIRONMENTAL SERVICES, INC.
                                      and LES ACQUISITION, INC.


                                   By:  ________________________________
                                          One of Their Attorneys


James E. Hanlon, Jr.
William W. Davis
Lisa M. Noller
Katten Muchin & Zavis
525 West Monroe Street
Suite 1600
Chicago, Illinois  60661-3693
(312) 902-5200

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